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                                                                      EXHIBIT 12

                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                                   Nine Months
                                                           Ended                      Years Ended December 31,
                                                        September 30, --------------------------------------------------------
                                                            1998        1997        1996        1995       1994         1993
                                                        ------------- --------    --------    -------     -------     --------
Net earnings available for fixed charges:

  Income before extraordinary charge                      $ 1,637     $ 2,794     $ 2,798     $ 2,538     $ 2,441     $   972
  Add (deduct)

     - Income taxes                                         1,071       1,624       1,614       1,466       1,532         568
     - Interest expense                                     1,022       1,283       1,146       1,151       1,139       1,298
     - Capitalized interest (net of amortization)              (6)        (13)        (35)        (23)         (6)         (3)
     - Preferred stock dividends of Parent                   --          --          --             6          10          18
     - Dividends on preferred securities of subsidiary         74         101         106          98          18          22
     - Additional income requirement on preferred
         dividends of subsidiaries                              4           7          10          10          12          13
     - Minority interests                                     151         155         149         145         140         112
     - Portion of rent expense representing interest          112         133         131         128         140         153
                                                          -------     -------     -------     -------     -------     -------
                                                            4,065       6,084       5,919       5,519       5,426       3,153
  Deduct - Minority interests                                (241)       (280)       (263)       (246)       (243)       (237)
                                                          -------     -------     -------     -------     -------     -------

Adjusted earnings                                         $ 3,824     $ 5,804     $ 5,656     $ 5,273     $ 5,183     $ 2,916
                                                          =======     =======     =======     =======     =======     =======

Fixed charges:

  Interest expense                                        $ 1,022     $ 1,283     $ 1,146     $ 1,151     $ 1,139     $ 1,298
  Dividends on preferred securities of subsidiaries            74         101         106          98          18          22
  Additional income requirement on preferred
    dividends of subsidiaries                                   4           7          10          10          12          13
  Portion of rent expense representing interest               112         133         131         128         140         153
                                                          -------     -------     -------     -------     -------     -------
                                                            1,212       1,524       1,393       1,387       1,309       1,486
  Deduct - Minority interests                                 (44)        (66)        (68)        (70)        (68)        (78)
                                                          -------     -------     -------     -------     -------     -------

Adjusted fixed charges                                    $ 1,168     $ 1,458     $ 1,325     $ 1,317     $ 1,241     $ 1,408
                                                          =======     =======     =======     =======     =======     =======


RATIO OF EARNINGS TO FIXED CHARGES                           3.27 (a)    3.98        4.27        4.00        4.18        2.07



(a) Excluding special charges, the Company's ratio of earnings to fixed charges for the nine months ended September 30, 1998 would have been 3.92.